SHAREHOLDER AGREEMENT

     THIS SHAREHOLDER AGREEMENT ("Agreement") is entered into effective as of May 1, 1996 by and between the undersigned ("Shareholder") and Noble International, Ltd. ("Corporation") who agree to the following:

     1. Stock Purchase. The Corporation may purchase all of the Shareholders stock at any time by giving written notice to Shareholder. In addition, upon the
Shareholder's: (I) death, or (ii) termination for any reason as an employee or Director of the Corporation ("Termination"), the Corporation shall promptly purchase all of the shares of its stock held by Shareholder.

     2. Purchase Price. The purchase price shall be the net book value per share at the end of the month preceding the date of the Shareholder's death, date of the Termination or the date upon which the Company gives written notice of its intention to purchase Shareholder's stock. The accountant regularly retained by the Corporation shall determine the net book value per share by applying the accounting principles consistently followed in preparing the financial statements of the Corporation. This determination of net book value per share shall be final and binding on all persons.

     3. Payment. The Corporation may pay the purchase price in a lump sum or in five equal annual installments. The lump sum of the first installment shall be paid at the time of the delivery of the endorsed stock certificates to the Corporation or if the shares are pledged or assigned, within ten (10) days after giving notice of its intent to purchase the stock. Any remaining installments shall be evidenced by a promissory note bearing interest at a fixed annual rate equal to ten percent (10%). The note shall permit prepayment at any time without penalty and shall provide for immediate payment of the balance due on default in payment of principal or interest.

     4. Stock Transfer Restriction. The Shareholder may not transfer any shares of Corporation stock without the prior written consent of the Corporation. This applies to any disposition or encumbrance, whether voluntary, involuntary, or by operation of law. Any transfer in violation of this Agreement is void. Shares transferred with consent shall be held by the transferee subject to the provisions of this Agreement or such other Agreement the Corporation deems appropriate.

     5. Termination. This Agreement shall terminate upon the Corporation becoming publicly held.

     6. Other. This Agreement shall apply to stock now owned or later acquired by the Shareholder; may be signed in counterpart; contains the entire agreement between the parties; cannot be modified except in writing and signed by the Corporation and the Shareholder; shall be binding on the parties and their legal representatives, heirs, and assigns; can be specifically enforced; and shall be governed by Michigan law. Each stock certificate shall bear a legend referring to this Agreement.

SHAREHOLDER                         NOBLE INTERNATIONAL, LTD.

                                    /s/ ROBERT J. SKANDALARIS
-------------------------           ------------------------------------------

                                    By: Robert J. Skandalaris
                                    Its: President and Chief Executive Officer